Exhibit 1

VISTA
ENERGY FOR TOMORROW

2023

3rd Quarter Results

Mexico City, October 24, 2023
NYSE: VIST
BMV: VISTA

Vista Results of the Third Quarter of 2023

October 24, 2023, Mexico City, Mexico

Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”) (NYSE: VIST in the New York Stock Exchange; BMV: VISTA in the Mexican Stock Exchange), reported today financial and operational results for the three-month period ended September 30, 2023.

Q3 2023 highlights:

•

Q3 2023 total production was 49,450 boe/d, a 6% increase q-o-q and a 2% decrease compared to Q3 2022. On a pro forma basis, adjusting by the production of the Conventional Assets Transaction as of March 1, 2023, production increased 12% y-o-y (1). Oil production in Q3 2023 was 41,490 bbl/d, a 6% sequential increase, mainly driven by tie-in of 12 new wells in Bajada del Palo Oeste, and a 1% decrease y-o-y.

•

Revenues in Q3 2023 were 289.7 $MM, 25% above Q2 2023, mainly driven by higher export volumes and crude oil realized prices, and 13% below compared to Q3 2022. During Q3 2023, revenues from oil and gas exports were 165.9 $MM and represented 57% of total revenues. Oil exports in Q3 2023 were 165.4 $MM and represented 61% of oil revenues.

•	In Q3 2023, the average realized crude oil price was 67.6 $/bbl, a 5% increase compared to the average realized crude oil price of Q2 2023, and a 12% decrease compared to Q3 2022.

•	The realized natural gas price for Q3 2023 was 3.3 $/MMBtu, a 24% decrease y-o-y, mainly driven by a 50% decrease in prices in the industrial segment.

•

Lifting cost in Q3 2023 was 4.8 $/boe, representing a 35% decrease compared to Q3 2022, mainly driven by our new operating model fully focused on shale oil operations, following the Conventional Assets Transaction, and flat vis-à-vis Q2 2023.

•

Adjusted EBITDA for Q3 2023 was 226.4 $MM, a 49% increase q-o-q, mainly driven by higher revenues amid flat lifting costs, and a 3% decrease compared to Q3 2022. Adjusted EBITDA margin was 78%, 8 p.p. above Q3 2022 and 12 p.p. above Q2 2023.

•

Adjusted Net Income during Q3 2023 totaled 122.5 $MM, compared to 79.4 $MM during Q3 2022, mainly driven by a lower Current Income tax expense, and partially offset by a higher loss in Financial results (net of changes in the fair value of Warrants) and a lower Adjusted EBITDA. Adjusted EPS was 1.29 $/share in Q3 2023, compared to 0.92 $/share in Q3 2022.

•	In Q3 2023, Capex was 181.2 $MM, mainly in connection with the drilling of 11 wells and the completion of 12 wells in Bajada del Palo Oeste during the quarter.

•

In Q3 2023, the Company recorded a negative free cash flow of 43.5 $MM. Cash flow generated by operating activities was 117.3 $MM, mainly impacted by income tax payments of 22.3 $MM and a temporary increase in working capital of 66.4 $MM. Cash flow used in investing activities reached 160.8 $MM for the quarter, mainly driven by the drilling and completion activity previously described. Cash flow used in financing activities totaled 5.3 $MM, mainly driven by proceeds from borrowings of 70.0 $MM and payment of borrowings principal of 22.5 $MM.

(1)

Transaction by which the Company transferred certain conventional assets which are operated by Aconcagua effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Q3 2023 results

Production

Total average net daily production

	Q3-23	Q2-23	Q3-22	▲ y/y	▲ q/q
Total (boe/d)	49,450	46,557	50,669	(2)%	6%
Oil (bbl/d)	41,490	39,217	41,909	(1)%	6%
Natural Gas (MMm3/d)	1.22	1.08	1.32	(8)%	13%
NGL (boe/d)	304	553	462	(34)%	(45)%

Average daily production during Q3 2023 was 49,450 boe/d, comprised of 41,490 bbl/d of oil, representing 84% of total production, 1.22 MMm3/d of natural gas and 304 boe/d of NGL. Total production decreased 2% on an interannual basis, mainly impacted by the Conventional Assets Transaction, which resulted in 5.7 Mboe/d lower production during Q3 2023. Sequentially, total production increased 6% driven by tie-in of 12 new wells in Bajada del Palo Oeste during the quarter.

Total shale production was 42,650 boe/d, a 17% increase compared to Q3 2022, of which 68% corresponds to shale oil wells in Bajada del Palo Oeste.

Q3 2023 Average net daily production by asset

	Target	Interest	Oil (bbl/d)	Natural Gas (MMm3/d)	NGL (boe/d)	Total (boe/d)	% Total daily average
Total WI production per concession			41,490	1.22	304	49,450	100%

Bajada del Palo Oeste	Shale	100%	24,792	0.66	88	29,000	59%
Aguada Federal	Shale	100%	5,119	0.10	8	5,736	12%
Bajada del Palo Este	Shale	100%	5,034	0.04	11	5,291	11%
Águila Mora	Shale	90%	2,245	0.06	—	2,623	5%
Bandurria Norte	Shale	100%	—	—	—	—	—
Bajada del Palo Oeste	Conventional	100%	363	0.14	—	1,235	2%
Bajada del Palo Este	Conventional	100%	281	0.03	28	516	1%
Coirón Amargo Norte	Conventional	84.6%	128	0.00	—	133	0%
CS-01 (México)	Conventional	100%	714	0.01	—	777	2%

Total operated production			38,677	1.03	134	45,311	92%

Entre Lomas (1)	Conventional	—	1,160	0.10	162	1,940	4%
Jagüel de los Machos (1)	Conventional	—	733	0.03	—	952	2%
25 de Mayo-Medanito (1)	Conventional	—	806	0.01	—	882	2%
Agua Amarga (1)	Conventional	—	97	0.02	8	203	0%
Acambuco	Conventional	1.5%	17	0.02	—	163	0%

Total non-operated production			2,813	0.18	170	4,139	8%

Total shale production			37,190	0.85	106	42,650	86%

Total conventional production			4,299	0.37	198	6,800	14%

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Revenues

Total revenues per product

Revenues per product - in $MM	Q3-23	Q2-23	Q3-22	▲ y/y	▲ q/q
Total	289.7	231.0	333.6	(13)%	25%
Oil	272.6	212.6	312.0	(13)%	28%
Export market	165.4	108.6	175.6	(6)%	52%
Domestic market	107.2	104.0	136.4	(21)%	3%
Natural Gas	16.4	17.3	20.1	(19)%	(5)%
Export market	0.5	3.5	1.1	(50)%	(85)%
Domestic market	15.9	13.8	19.1	(17)%	15%
NGL	0.7	1.1	1.4	(49)%	(31)%

Average realized prices per product

Product	Q3-23	Q2-23	Q3-22	▲ y/y	▲ q/q
Oil ($/bbl)	67.6	64.3	76.6	(12)%	5%
Export market	74.9	68.6	90.2	(17)%	9%
Domestic market	58.8	60.3	64.2	(8)%	(2)%
Natural Gas ($/MMBTU)	3.3	3.9	4.4	(24)%	(15)%
Export market	9.3	7.6	9.4	(0)%	24%
Domestic market	3.3	3.5	4.3	(24)%	(6)%
NGL ($/tn)	233	357	380	(39)%	(35)%

Total sales volumes per product

Product	Q3-23		Q2-23	Q3-22	▲ y/y	▲ q/q
Oil (MMbbl)	4.03	(1)	3.31	4.07	(1)%	22%
Export market	2.21		1.58	1.95	13%	39%
Domestic market	1.82		1.72	2.13	(14)%	6%
Natural Gas (MMBTU)	4.90		4.41	4.55	8%	11%
Export market	0.06		0.46	0.11	(50)%	(88)%
Domestic market	4.84		3.95	4.44	9%	23%
NGL (Mtn)	3.15		2.96	3.62	(13)%	6%

(1)	Total oil sales volumes were approximately 0.21 MMbbl higher than oil production. Such volumes were drawn from inventory.

During Q3 2023, total revenues were 289.7 $MM, 13% lower than Q3 2022 and 25% above Q2 2023. Revenues from oil and gas exports in Q3 2023 were 165.9 $MM, representing 57% of total revenues.

Crude oil revenues in Q3 2023 totaled 272.6 $MM, representing 94% of total revenues, a 13% decrease compared to Q3 2022, mainly driven by lower crude oil realized prices. Sequentially, crude oil revenues increased 28% driven by higher oil export volumes and crude oil realized prices.

Average realized oil price during the quarter was 67.6 $/bbl, 12% below Q3 2022 and 5% above Q2 2023. During Q3 2023, the Company exported 55% of crude oil sales volumes (including 0.4 MMbbl exported to Chile through the OTASA-OTC pipeline) at a realized price of 74.9 $/bbl, which was 17% below export prices in Q3 2022 and 9% above Q2 2023. Revenues from the oil export market accounted for 61% of total oil revenues, reaching 165.4 $MM. During Q3 2023, 45% of volumes were sold to the domestic market at a price of 61.7 $/bbl, or 58.8 $/bbl net of trucking transportation costs, 8% below Q3 2022 and 2% below Q2 2023.

Natural gas revenues in Q3 2023 were 16.4 $MM, representing 6% of total revenues. The average realized natural gas price for the quarter was 3.3 $/MMBtu, a 24% decrease compared to Q3 2022. Plan Gas represented 62% of total natural gas sales volume, with an average realized price of 3.8 $/MMBtu during the quarter. Sales to industrial clients represented 37% of total natural gas sales volume at an average realized price of 2.4 $/MMBtu. The remaining 1% of natural gas sales volume was exported at an average realized price of 9.3 $/MMBtu. Gas revenues also include 1.9 $MM of natural gas purchased from Aconcagua under the terms of the Conventional Assets Transaction and sold to our clients.

NGL sales were 0.7 $MM during Q3 2023, representing 0.3% of total sales. NGL average price was 233 $/tn.

Lifting Cost

	Q3-23	Q2-23	Q3-22	▲ y/y	▲ q/q
Lifting Cost ($MM)	21.9	20.3	34.8	(37)%	8%
Lifting cost ($/boe)	4.8	4.8	7.5	(35)%	0%

Lifting cost in Q3 2023 was 21.9 $MM, a 37% decrease y-o-y. Lifting cost per boe in Q3 2023 was 4.8 $/boe, a 35% decrease y-o-y and flat q-o-q. The interannual reduction in lifting cost during Q3 2023 reflects the positive impact of our new operating model, fully focused on our shale oil assets, following the Conventional Assets Transaction.

Adjusted EBITDA

Adjusted EBITDA reconciliation ($MM)	Q3-23	Q2-23	Q3-22	▲ y	▲ q
Net profit for the period	83.1	52.2	76.7	6.4	30.9

(+) Income tax (expense) / benefit	30.6	6.0	54.2	(23.6)	24.6
(+) Financial results, net	31.9	25.0	35.9	(4.0)	6.9

Operating profit	145.6	83.2	166.8	(21.1)	62.5

(+) Depreciation, depletion and amortization	70.6	62.4	66.9	3.7	8.2
(+) Restructuring and Reorganization expenses and other adjustments	—	0.0	—	0.0	(0.0)
(+) Impairment of long-lived assets	—	—	—	0.0	0.0
(+) Gain related to the transfer of conventional assets	—	—	—	0.0	0.0
(+) Other non-cash costs related to the transfer of conventional assets	10.2	6.2	—	10.2	4.0
Adjusted EBITDA (1)	226.4	151.8	233.7	(7.3)	74.6

Adjusted EBITDA Margin (%)	78%	66%	70%	+8p.p.	+12p.p.

(1)

Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

Adjusted EBITDA for Q3 2023 was 226.4 $MM, a 3% decrease compared to Q3 2022, mainly driven by the above-mentioned decrease in revenues, which was partially offset by a 37% decrease in lifting cost and other income of 20.4 $MM from the JV with Trafigura (which included 3 pads tied-in during the quarter) in Q3 2023 compared to other income of 9.0 $MM from the JV with Trafigura in Q3 2022. Sequentially, Adjusted EBITDA increased 49%, mainly driven by higher revenues amid flat lifting costs. Adjusted EBITDA margin was 78%, 8 p.p. above Q3 2022 and 12 p.p. above Q2 2023.

Adjusted Net Income

Adjusted Net Income reconciliation ($MM)	Q3-23	Q2-23	Q3-22	▲ y	▲ q
Net profit for the period	83.1	52.2	76.7	6.4	30.9

Adjustments:
(+) Deferred Income tax	29.3	(1.0)	(14.3)	43.5	30.3
(+) Changes in the fair value of Warrants	—	—	17.0	(17.0)	—
(+) Impairment	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	10.2	6.2	—	10.2	4.0
Adjustments to Net Income	39.4	5.2	2.7	36.7	34.3

Adjusted Net Income	122.5	57.3	79.4	43.1	65.2

Adjusted EPS ($/share) (3)	1.29	0.61	0.92	0.4	0.7

Adjusted Net Income in Q3 2023 was 122.5 $MM, compared to 79.4 $MM in Q3 2022. The y-o-y change was driven by a Current income tax expense of 1.4 $MM in Q3 2023 compared to an expense of 68.5 $MM in Q3 2022, partially offset by (a) Financial results (Net of Changes in the fair value of Warrants) for a total loss of 31.9 $MM in Q3 2023, compared to a 18.9 $MM loss in Q3 2022, (b) lower Adjusted EBITDA of 226.4 $MM in Q3 2023 compared to 233.7 $MM in Q3 2022, and (c) higher Depreciation, depletion and amortization for 70.6 $MM in Q3 2023 compared to 66.9 $MM in Q3 2022.

Adjusted EPS (1) was 1.29 $/share in Q3 2023, compared to 0.92 $/share in Q3 2022 and 0.61 $/share in Q2 2023.

(1)

Adjusted EPS (earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares. The weighted average number of ordinary shares for Q3 2023, Q2 2023 and Q3 2022 were 95,066,657, 94,424,048, and 86,508,194, respectively.

Capex

Capex during Q3 2023 was 181.2 $MM. The Company invested 130.5 $MM in drilling, completion and workover of Vaca Muerta wells (mainly in connection with the drilling of 11 wells and the completion of 12 wells in Bajada del Palo Oeste), 48.7 $MM in development facilities, and 2.1 $MM in G&G studies, IT and other projects.

Financial overview

During Q3 2023, Vista maintained a solid balance sheet, with a cash position at the end of the quarter of 173.8 $MM. Cash flow generated by operating activities was 117.3 $MM, impacted by income tax payments of 22.3 $MM and a temporary increase in working capital of 66.4 $MM. Cash flow used in investing activities was 160.8 $MM, mostly driven by drilling and completion activity in Bajada del Palo Oeste (see Capex above). This resulted in a negative free cash flow of 43.5 $MM for the quarter.

Cash flow used in financing activities (1) totaled 5.3 $MM, mainly driven by proceeds from borrowings of 70.0 $MM and payment of borrowings principal of 22.5 $MM.

Gross debt totaled 688.7 $MM as of quarter end, resulting in a net debt of 514.9 $MM. At the end of Q3 2023, Net leverage ratio increased to 0.66x Adj. EBTIDA from 0.50x Adj. EBITDA at the end of Q3 2022.

(1)

Cash flow used in financing activities is the sum of: (i) cash flow generated by financing activities for 27.4 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –32.8 $MM; and (iii) the variation in Government bonds for 0.05 $MM.

Outstanding bonds

Instrument (1)	Issue date	Maturity	Gross proceeds ($MM)	Type	Interest rate (%)	Currency	Market
ON class III	02/21/20	02/21/24	9.5	Bullet at maturity	3.50%	USD	BCBA Argentina
ON class VI	12/04/20	12/04/24	10.0	Bullet at maturity	3.24%	ARS in USD-linked	BCBA Argentina
ON class VIII (2)	03/10/21	09/10/24	33.5	Bullet at maturity	2.73%	ARS	BCBA Argentina
ON class X (3)	06/18/21	03/18/25	32.6	Bullet at maturity	4.00%	ARS	BCBA Argentina
ON class XI	08/27/21	08/27/25	9.2	Bullet at maturity	3.48%	ARS in USD-linked	BCBA Argentina
ON class XII	08/27/21	08/27/31	100.8	Amortizing (4)	5.85%	ARS in USD-linked	BCBA Argentina
ON class XIII	06/16/22	08/08/24	43.5	Bullet at maturity	6.00%	USD	BCBA Argentina
ON class XIV (5)	11/10/22	11/10/25	40.5	Bullet at maturity	6.25%	USD	BCBA Argentina
ON class XV	12/06/22	01/20/25	13.5	Bullet at maturity	4.00%	USD	BCBA Argentina
ON class XVI	12/06/22	06/06/26	104.2	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVII	12/06/22	06/06/26	39.1	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVIII	03/03/23	03/03/27	118.5	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XIX	03/03/23	03/03/28	16.5	Bullet at maturity	1.00%	ARS in USD-linked	BCBA Argentina
ON class XX	06/05/23	07/20/25	13.5	Bullet at maturity	4.50%	USD	BCBA Argentina
ON class XXI	08/11/23	08/11/28	70.0	Bullet at maturity	0.99%	ARS in USD-linked	BCBA Argentina

(1)	All instruments issued by Vista Energy Argentina S.A.U.
(2)

7.2 $MM were issued on March 10, 2021, equivalent to 9,323,430 UVA at a price of 1.0000 Argentine Pesos per UVA, and 26.3 $MM were issued on March 26, 2021, equivalent to 33,966,570 UVA at a price of 0.9923 Argentine Pesos per UVA.

(3)	32.6 $MM were issued on June 18, 2021, equivalent to 39,093,997 UVA at a price of 1.0000 Argentine Pesos per UVA.
(4)	Class XII to be repaid in 15 semi-annual installments, with a three-year grace period.
(5)	63.5 $MM were issued on December 6, 2022, and 40.8 $MM were issued on May 29, 2023

Vista Energy S.A.B. de C.V.

Historical operational data

Average daily production by concession, totals and by product

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Total production by field (boe/d)	49,450	46,557	52,207	54,718	50,669

Entre Lomas (3)	1,940	1,939	3,826	5,081	5,395
Bajada del Palo Este (conventional)	516	660	844	731	741
Bajada del Palo Oeste (conventional)	1,235	1,570	1,258	1,326	1,665
Bajada del Palo Este (shale)	5,291	4,705	2,971	2,263	2,314
Bajada del Palo Oeste (shale)	29,000	28,283	33,248	33,368	30,104
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	203	219	198	247	247
25 de Mayo-Medanito (3)	882	924	1,783	2,385	2,530
Jagüel de los Machos (3)	952	1,040	2,067	2,738	2,866
Coirón Amargo Norte	133	205	191	167	218
Águila Mora (shale)	2,623	1,003	0	0	0
Acambuco	163	170	174	137	141
Aguada Federal (shale)	5,736	5,258	5,279	5,847	3,927
CS-01	777	583	365	428	521

Crude oil production by field (boe/d)(1)	41,490	39,217	44,048	45,745	41,909

Entre Lomas (3)	1,160	1,137	2,527	3,339	3,428
Bajada del Palo Este (conventional)	281	367	560	510	421
Bajada del Palo Oeste (conventional)	363	508	552	530	570
Bajada del Palo Este (shale)	5,034	4,491	2,790	2,187	2,176
Bajada del Palo Oeste (shale)	24,792	24,430	29,140	28,890	26,426
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	97	98	175	222	220
25 de Mayo-Medanito (3)	806	861	1,669	2,213	2,243
Jagüel de los Machos (3)	733	799	1,577	2,102	2,177
Coirón Amargo Norte	128	205	191	167	213
Águila Mora (shale)	2,245	1,003	0	0	0
Acambuco	17	18	18	16	16
Aguada Federal (shale)	5,119	4,763	4,496	5,155	3,518
CS-01	714	537	353	413	502

Natural Gas production by field (boe/d)(2)	7,656	6,787	7,752	8,513	8,298

Entre Lomas (3)	619	325	938	1,312	1,541
Bajada del Palo Este (conventional)	207	256	244	198	290
Bajada del Palo Oeste (conventional)	871	1,062	706	796	1,095
Bajada del Palo Este (shale)	245	211	173	76	139
Bajada del Palo Oeste (shale)	4,121	3,832	4,116	4,478	3,678
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	98	113	17	19	21
25 de Mayo-Medanito (3)	76	62	115	171	288
Jagüel de los Machos (3)	219	241	489	637	690
Coirón Amargo Norte	5	0	0	0	6
Águila Mora (shale)	378	0	0	0	0
Acambuco	145	152	156	121	125
Aguada Federal (shale)	609	487	784	692	408
CS-01	63	45	13	15	18

NGL production by field (boe/d)	304	553	407	460	462

Entre Lomas (3)	162	477	361	430	426

Bajada del Palo Este (conventional)	28	37	40	24	30
Bajada del Palo Oeste (conventional)	0	0	0	0	0
Bajada del Palo Este (shale)	11	3	0	0	0
Bajada del Palo Oeste (shale)	88	21	0	0	0
Aguada Federal (shale)	8	7
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	8	8	6	6	6

(1)	Acambuco includes condensate.
(2)	Excludes natural gas consumption, flared or reinjected natural gas.
(3)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Pro forma historical production

The following pro forma table shows the impact on production regarding the Conventional Assets Transaction as if such transaction had occurred on March 1, 2022

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total (boe/d)	50,178	48,709	44,294	38,871	41,808
Oil (bbl/d)	42,792	41,019	37,058	32,123	33,981
Natural Gas (MMm3/d)	1.11	1.15	1.08	1.01	1.17
NGL (boe/d)	407	460	462	426	452

Vista Energy S.A.B. de C.V.

Oil and gas concessions

Concessions	WI (%)	Operated / Non-operated	Expiration year	Target	Basin	Country
Entre Lomas Neuquén (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Entre Lomas Río Negro (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Bajada del Palo Oeste	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Bajada del Palo Este	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Charco del Palenque (1)	—	Non-operated	2034	Conventional	Neuquina	Argentina
Jarilla Quemada (1)	—	Non-operated	2040	Conventional	Neuquina	Argentina
25 de Mayo-Medanito (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Jagüel de los Machos (1)	—	Non-operated	2025	Conventional	Neuquina	Argentina
Coirón Amargo Norte	84.6%	Operated	2037	Conventional	Neuquina	Argentina
Águila Mora	90%	Operated	2054	Shale	Neuquina	Argentina
Aguada Federal	100%	Operated	2050	Shale	Neuquina	Argentina
Bandurria Norte	100%	Operated	2050	Shale	Neuquina	Argentina
Acambuco	1.5%	Non-operated	2036 / 2040	Conventional	Noroeste	Argentina
CS-01	100%	Operated	2047	Conventional	Del Sureste	México

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Historical oil and gas export volumes and revenues

Oil exports	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (Mbbl)	2,207.8	1,583.3	2,420.5	2,156.6	1,946.9	1,475.7	988.2
Revenues ($MM)	165.4	108.6	169.0	159.9	175.6	147.0	77.1

Oil exports	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (Mbbl)	995.6	498.1	472.0	1,088.7	300.4	1,382.0	1,108.2	—
Revenues ($MM)	70.5	32.2	26.8	52.7	11.8	55.0	28.1	—

Gas exports	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (MMm3)	1.5	12.6	38.8	33.2	3.0	3.9	11.2
Revenues ($MM)	0.5	3.5	12.7	10.8	1.1	0.9	2.4

Gas exports	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (MMm3)	1.0	—	—	—	—	—	—	—
Revenues ($MM)	0.2	—	—	—	—	—	—	—

Vista Energy S.A.B. de C.V.

Vaca Muerta operational data

Shale oil wells detail

Bajada del Palo Oeste

Well name	Pad number (1)	Landing zone	Lateral length (mts)	Total frac stages
2013	BPO-1	Organic	2,483	33
2014	BPO-1	La Cocina	2,633	35
2015	BPO-1	Organic	2,558	34
2016	BPO-1	La Cocina	2,483	34
2029	BPO-2	Organic	2,189	37
2030	BPO-2	La Cocina	2,248	38
2032	BPO-2	Organic	2,047	35
2033	BPO-2	La Cocina	1,984	33
2061	BPO-3	La Cocina	2,723	46
2062	BPO-3	Organic	2,624	44
2063	BPO-3	La Cocina	3,025	51
2064	BPO-3	Organic	1,427	36
2025	BPO-4	Lower Carbonate	2,186	26
2026	BPO-4	La Cocina	2,177	44
2027	BPO-4	Lower Carbonate	2,551	31
2028	BPO-4	La Cocina	2,554	51
2501	BPO-5	La Cocina	2,538	52
2502	BPO-5	Organic	2,436	50
2503	BPO-5	La Cocina	2,468	50
2504	BPO-5	Organic	2,332	44

2391	BPO-6	La Cocina	2,715	56
2392	BPO-6	Organic	2,804	54
2393	BPO-6	La Cocina	2,732	56
2394	BPO-6	Organic	2,739	57
2261	BPO-7	La Cocina	2,710	46
2262	BPO-7	Organic	2,581	45
2263	BPO-7	La Cocina	2,609	45
2264	BPO-7	Organic	2,604	46
2211	BPO-8	Organic	2,596	53
2212	BPO-8	La Cocina	2,576	53
2213	BPO-8	Organic	2,608	54
2214	BPO-8	La Cocina	2,662	54
2351 (2)	BPO-9	La Cocina	3,115	63
2352 (2)	BPO-9	Organic	3,218	62
2353 (2)	BPO-9	La Cocina	3,171	61
2354 (2)	BPO-9	Organic	2,808	56
2441 (2)	BPO-10	La Cocina	3,094	63
2442 (2)	BPO-10	Organic	2,883	50
2443 (2)	BPO-10	La Cocina	2,816	57
2444 (2)	BPO-10	Organic	2,625	45
2081 (2)	BPO-11	La Cocina	2,785	49
2082 (2)	BPO-11	Organic	2,662	41
2083 (2)	BPO-11	La Cocina	2,365	37
2084 (2)	BPO-11	Organic	2,378	35
2311 (2)	BPO-12	La Cocina	3,104	54
2312 (2)	BPO-12	Organic	3,161	55
2313 (2)	BPO-12	La Cocina	3,259	55
2481 (2)	BPO-13	La Cocina	2,950	61
2482 (2)	BPO-13	Organic	2,826	57
2483 (2)	BPO-13	La Cocina	2,738	56
2484 (2)	BPO-13	Organic	2,576	52
2601 (2)	BPO-14	La Cocina	2,935	38
2602 (2)	BPO-14	Organic	2,968	51
2603 (2)	BPO-14	La Cocina	2,878	49
2604 (2)	BPO-14	Organic	2,508	43
2411 (2)	BPO-15	La Cocina	2,319	39
2412 (2)	BPO-15	Organic	3,181	54
2413 (2)	BPO-15	La Cocina	3,199	53
2414 (2)	BPO-15	Organic	3,192	55
2415 (2)	BPO-15	La Cocina	3,190	53
2341 (3)	BPO-16	La Cocina	3,128	54
2342 (3)	BPO-16	Organic	3,101	54
2343 (3)	BPO-16	La Cocina	1,969	34
2344 (3)	BPO-16	Organic	3,101	54
2321 (3)	BPO-17	La Cocina	2,722	47
2322 (3)	BPO-17	Organic	2,813	49
2323 (3)	BPO-17	La Cocina	2,490	43

2324 (3)	BPO-17	Organic	2,526	44
2007	BPO-18	La Cocina	2,026	35
2008	BPO-18	Organic	1,893	33
2009	BPO-18	La Cocina	1,968	34
2010	BPO-18	Organic	2,066	36
2681 (3)	BPO-19	La Cocina	3,012	52
2682 (3)	BPO-19	Organic	2,986	52
2683 (3)	BPO-19	La Cocina	2,780	48
2684 (3)	BPO-19	Organic	2,756	48

(1)	BPO-11 formerly pad #12, BPO-12 formerly pad #13, BPO-13 formerly pad #14.
(2)	Well included in JV with Trafigura. Vista WI 80%.
(3)	Well included in JV with Trafigura. Vista WI 75%.

Bajada del Palo Este

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
2101	BPE-1	La Cocina	2,372	49
2103	BPE-1	La Cocina	2,081	43
2301	BPE-3	La Cocina	2,818	48
2202	BPE-2	La Cocina	2,722	47

Aguada Federal

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.AF-3(h)	AF-1	Organic	1,000	10
WIN.Nq.AF-4(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-7(h)	AF-1	Upper Carbonate	1,028	10
WIN.Nq.AF-9(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-5(h)	AF-2	La Cocina	2,500	35
WIN.Nq.AF-6(h)	AF-2	La Cocina	2,500	35
AF-102(h)	AF-2	La Cocina	2,884	57
AF-202(h)	AF-2	Organic	2,559	51
AF-303	AF-3	La Cocina	2,555	40
AF-403	AF-3	Organic	2,554	33
AF-1103	AF-3	La Cocina	2,800	44
AF-1203	AF-3	Organic	2,839	43
AF-1101	AF-4	La Cocina	2,855	48
AF-1102	AF-4	Organic	2,858	49
AF-1104	AF-4	La Cocina	2,876	49
AF-1105	AF-4	Middle Carbonate	2,901	47

Águila Mora

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
AM-1011h	AM-1	La Cocina	2,548	44
AM-1012h	AM-1	Middle Carbonate	2,468	43

Bandurria Norte

Well name	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.BN-3(h)	Lower Orgánico / Regresivo	1,000	10
WIN.Nq.BN-2(h)	Upper Carbonate	1,000	10
WIN.Nq.BN-1(h)	La Cocina	2,500	35
YPF.Nq.LCav.x-11(h)	La Cocina / Regresivo	2,500	35

Vista Energy S.A.B. de C.V.

Key results

(Amounts expressed in thousand U.S. dollars)

Key Results - in $M	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Total Revenues	289,686	230,975	303,213	308,105	333,573
Oil	272,557	212,622	279,958	285,365	311,986
Natural Gas	16,396	17,296	21,845	21,171	20,138
NGL and others	733	1,057	1,410	1,569	1,449

Cost of Sales	(135,483)	(114,769)	(137,466)	(133,949)	(145,405)

Operating expenses	(21,924)	(20,347)	(30,144)	(36,113)	(34,753)
Stock fluctuation	(1,209)	2,130	(4,722)	4,722	(4,571)
Depreciation, depletion and amortization	(70,600)	(62,447)	(64,372)	(63,148)	(66,910)
Royalties	(31,581)	(27,940)	(34,995)	(39,410)	(39,171)
Other non-cash costs related to the transfer of conventional assets	(10,169)	(6,165)	(3,233)	—	—

Gross profit	154,203	116,206	165,747	174,156	188,168

Selling expenses	(17,673)	(15,232)	(16,717)	(18,847)	(14,047)
General and administrative expenses	(15,031)	(19,776)	(17,011)	(19,615)	(15,860)
Exploration expenses	148	(294)	(222)	(169)	(175)
Other operating income	23,849	2,268	95,315	3,715	9,241
Other operating expenses	153	(4)	(963)	(715)	(564)
Impairment of long-lived assets	—	—	—	—	—

Operating profit	145,649	83,168	226,149	138,525	166,763

Interest income	299	216	287	425	294
Interest expense	(4,842)	(5,226)	(6,137)	(6,545)	(6,744)
Other financial results	(27,375)	(19,967)	(14,315)	(23,729)	(29,453)

Financial results, net	(31,918)	(24,977)	(20,165)	(29,849)	(35,903)

Profit before income tax	113,731	58,191	205,984	108,676	130,860

Current income tax (expense)/benefit	(1,378)	(7,017)	(47,568)	54,560	(68,457)
Deferred income tax (expense)/benefit	(29,251)	1,007	(29,682)	(87,732)	14,258

Income tax (expense)/benefit	(30,629)	(6,010)	(77,250)	(33,172)	(54,199)

Profit/(loss) for the period, net	83,102	52,181	128,734	75,504	76,661

Adjusted EBITDA Reconciliation ($M)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022

Net profit for the period	83,102	52,181	128,734	75,504	76,661

(+) Income tax	30,629	6,010	77,250	33,172	54,199
(+) Financial results, net	31,918	24,977	20,165	29,849	35,903

Operating profit	145,649	83,168	226,149	138,525	166,763

(+) Depreciation, depletion and amortization	70,600	62,447	64,372	63,148	66,910
(+) Restructuring and Reorganization expenses and others	—	5	271	—	—
(+) Impairment of long-lived assets	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	(89,659)	—	—
(+) Other non-cash costs related to the transfer of conventional assets	10,169	6,165	3,233	—	—

Adjusted EBITDA	226,420	151,785	204,365	201,673	233,673

Adjusted EBITDA Margin (%)	78%	66%	67%	65%	70%

Lifting Cost ($MM)	21.9	20.3	30.1	36.1	34.8

Lifting cost ($/boe)	4.8	4.8	6.4	7.2	7.5

Vista Energy S.A.B. de C.V.

Historical Adjusted Net Income / Loss

(Amounts expressed in thousand U.S. dollars)

Adj. Net Income reconciliation - in $M	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Net Profit/Loss	83,102	52,181	128,734	75,504	76,661	101,836	15,534

Adjustments:
(+) Deferred Income tax	29,251	(1,007)	29,682	87,732	(14,258)	(2,334)	750
(+) Changes in the fair value of Warrants	—	—	—	7,762	16,999	(17,188)	22,777
(+) Impairment	—	—	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	(89,659)	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	10,169	6,165	3,233	—	—	—	—
Adjustments to Net Income/Loss	39,420	5,158	(56,744)	95,494	2,741	(19,522)	23,527

Adjusted Net Income/Loss	122,522	57,339	71,990	170,998	79,402	82,314	39,061

Adj. Net Income reconciliation - in $M	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Net Profit/Loss	35,555	4,732	5,505	4,858	(13,812)	(28,402)	(39,203)	(21,332)

Adjustments:
(+) Deferred Income tax	21,001	6,005	10,679	2,010	(17,410)	(5,490)	8,032	4,571
(+) Changes in the fair value of Warrants	(7,096)	7,927	1,283	69	107	(1,765)	(4,071)	(10,769)
(+) Impairment	(14,044)	—	—	—	9,484	4,954	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	(139)	13,932	11,962	2,079	(7,819)	(2,301)	3,961	(6,198)

Adjusted Net Income/Loss	35,416	18,664	17,467	6,937	(21,631)	(30,703)	(35,242)	(27,530)

Adj. Net Income reconciliation - in $M	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18	Q1-18
Net Profit/Loss	(44,249)	21,502	3,702	(13,678)	42,379	(27,887)	(40,876)	(3,466)

Adjustments:
(+) Deferred Income tax	14,324	(911)	(1,703)	2,636	(18,224)	14,915	15,291	(7)
(+) Changes in the fair value of Warrants	14,278	(33,145)	(4,057)	16,084	5,787	3,073	—	—
(+) Impairment	—	—	—	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	28,602	(34,056)	(5,760)	18,720	(12,437)	17,988	15,291	(7)

Adjusted Net Income/Loss	(15,647)	(12,554)	(2,058)	5,042	29,942	(9,899)	(25,585)	(3,473)

Vista Energy S.A.B. de C.V.

Consolidated Balance Sheet

(Amounts expressed in thousand U.S. dollars)

	As of September 30, 2023	As of December 31, 2022
Property, plant and equipment	1,814,370	1,606,339
Goodwill	22,576	28,288
Other intangible assets	7,386	6,792
Right-of-use assets	59,584	26,228
Investments in associates	7,075	6,443
Trade and other receivables	159,363	15,864
Deferred income tax assets	335	335
Total noncurrent assets	2,070,689	1,690,289
Inventories	5,426	12,899
Trade and other receivables	254,854	90,406
Cash, bank balances and other short-term investments	173,789	244,385
Total current assets	434,069	347,690
Total assets	2,504,758	2,037,979

Deferred income tax liabilities	300,991	243,411
Lease liabilities	30,528	20,644
Provisions	30,697	31,668
Borrowings	587,580	477,601
Employee benefits	13,154	12,251
Total noncurrent liabilities	962,950	785,575
Provisions	2,043	2,848
Lease liabilities	35,325	8,550
Borrowings	101,095	71,731
Salaries and payroll taxes	16,380	25,120
Income tax liability	28,030	58,770
Other taxes and royalties	15,580	20,312
Trade and other payables	236,925	221,013
Total current liabilities	435,378	408,344

Total liabilities	1,398,328	1,193,919

Total Equity	1,106,430	844,060

Total equity and liabilities	2,504,758	2,037,979

Vista Energy S.A.B. de C.V.

Consolidated Income Statement

(Amounts expressed in thousand U.S. dollars)

	For the period from July 1st to September 30, 2023	For the period from July 1st to September 30, 2022
Revenue from contracts with customers	289,686	333,502
Revenues from crude oil sales	272,557	311,986
Revenues from natural gas sales	16,396	20,138
Revenues from LPG sales	733	1,378
Cost of sales	(135,483)	(145,356)
Operating costs	(21,924)	(34,704)
Crude oil stock fluctuation	(1,209)	(4,571)
Depreciation, depletion and amortization	(70,600)	(66,910)
Royalties	(31,581)	(39,171)
Other non-cash costs related to the transfer of conventional assets	(10,169)	—

Gross profit	154,203	188,146

Selling expenses	(17,673)	(14,047)
General and administrative expenses	(15,031)	(15,860)
Exploration expenses	148	(175)
Other operating income	23,849	9,263
Other operating expenses	153	(564)

Operating profit	145,649	166,763

Interest income	299	294
Interest expense	(4,842)	(6,744)
Other financial income (expense)	(27,375)	(29,453)

Financial income (expense), net	(31,918)	(35,903)

Profit before income tax	113,731	130,860

Current income tax (expense)	(1,378)	(68,457)
Deferred income tax (expense) benefit	(29,251)	14,258

Income tax (expense)	(30,629)	(54,199)

Profit for the period, net	83,102	76,661

Other comprehensive income	60	(35)

Total comprehensive profit for the period	83,162	76,626

Vista Energy S.A.B. de C.V.

Consolidated Statement of Cash Flows

(Amounts expressed in thousand U.S. dollars)

	For the period from July 1st to September 30, 2023	For the period from July 1st to September 30, 2022
Cash flows from operating activities
Profit for the period, net	83,102	76,661
Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal of) allowance for expected credit losses	—	—
Net changes in foreign exchange rate	(6,509)	(19,373)
Discount for well plugging and abandonment	673	617
Net (decrease) increase in provisions	(153)	564
Interest expense on lease liabilities	645	499
Discount of assets and liabilities at present value	(6,410)	668
Share-based payments	4,025	4,601
Other non-cash costs related to the transfer of conventional assets	10,169	—
Employee benefits	176	150
Income tax expense	30,629	54,199
Items related to investing activities:
Depreciation and depletion	69,595	66,099
Amortization of intangible assets	1,005	811
Interest income	(299)	(294)
Gain from farmout agreement	(18,773)	(9,049)
Changes in the fair value of financial assets	19,601	16,377
Gain related to the transfer of conventional assets	—	—
Items related to financing activities:
Interest expense	4,842	6,744
Changes in the fair value of Warrants	—	16,999
Amortized cost	342	467
Remeasurement in borrowings	16,515	15,132
Other financial results	2,518	(1,933)
Changes in working capital:
Trade and other receivables	(91,026)	(34,520)
Inventories	1,209	4,571
Trade and other payables	24,580	13,232
Payments of employee benefits	(70)	(73)
Salaries and payroll taxes	3,378	6,652
Other taxes and royalties	(9,767)	2,929
Provisions	(380)	(689)
Income tax payment	(22,331)	(25,984)

Net cash flows provided by operating activities	117,286	196,057

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment	(162,762)	(152,792)
Payments for the acquisition of AFBN assets	(6,250)	(6,250)
Payments for acquisitions of other intangible assets	(1,176)	(999)
Payments for acquisitions of investments in associates	(100)	10,000
Prepayment of leases	(14,161)	—
Payments received from farmout agreement	20,400	(1,952)
Payments for other assets	2,994	—
Interest received	299	294

Net cash flows (used in) investing activities	(160,756)	(151,699)

Cash flows from financing activities:
Proceeds from borrowings	70,000	—
Payment of borrowings cost	(387)	—
Payment of borrowings principal	(22,500)	(78,270)
Payment of borrowings interest	(6,855)	(10,444)
Payment of lease	(10,306)	(3,156)
Other financial results	(2,518)	—

Net cash flow provided by (used in) financing activities	27,434	(91,870)

	For the period from July 1st to September 30, 2023	For the period from July 1st to September 30, 2022
Net (decrease) in cash and cash equivalents	(16,036)	(47,512)

Cash and cash equivalents at beginning of period	219,677	248,560
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents	(32,795)	(20,255)
Net (decrease) in cash and cash equivalents	(16,036)	(47,512)

Cash and cash equivalents at end of period	170,846	180,793

Glossary, currency and definitions:

•

Note: Amounts are expressed in U.S. dollars, unless otherwise stated, and in accordance with International Financial Reporting Standards (IFRS). All the amounts are unaudited. Amounts may not match with totals due to rounding up.

•	Conversion metrics:

•	1 cubic meter of oil = 6.2898 barrels of oil.

•	1,000 cubic meters of gas = 6.2898 barrels of oil equivalent.

•	1 million British thermal units = 27.096 cubic meters of gas.

•	▲ q/q: Represents the percentage variation quarter on quarter.

•	▲ y/y: Represents the percentage variation year on year.

•	▲ q: Represents the variation in million U.S. Dollars quarter on quarter.

•	▲ y: Represents the variation in million U.S. Dollars year on year.

•	$MM: Million U.S. Dollars.

•	$M: Thousand U.S. Dollars.

•	$/bbl: U.S. Dollars per barrel of oil.

•	$/boe: U.S. Dollars per barrel of oil equivalent.

•	$/MMBtu: U.S. Dollars per million British thermal unit.

•	$/ton: U.S. Dollars per metric ton.

•

Adj. EBITDA / Adjusted EBITDA: Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

•	Adjusted EBITDA margin: Adjusted EBITDA divided by total revenues.

•	Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares.

•

Adjusted Net Income/Loss: Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (recovery) of long-lived assets.

•	boe: barrels of oil equivalent (see conversion metrics above).

•	boe/d: Barrels of oil equivalent per day.

•	bbl/d: Barrels of oil per day.

•

Conventional Assets Transaction: assets transferred to Aconcagua, effective on March 1 st, 2023. After such date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the transferred assets.

•

Transferred Conventional Assets: Entre Lomas Río Negro, Entre Lomas Neuquén, Jarilla Quemada, Charco del Palenque, 25 de Mayo Medanito SE and Jagüel de los Machos concessions operated by Aconcagua, effective as of March 1, 2023.

•	NGL: Natural gas liquids.

•	Free cash flow is calculated as Operating activities cash flow plus Investing activities cash flow

•	Mts: meters.

•

Lifting cost: production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, depletion and amortization, royalties, direct taxes, commercial, exploration, G&A costs and other non-cash costs related to the transfer of conventional assets

•	MMboe: Million barrels of oil equivalent.

•	MMm3/d: Million cubic meters per day.

•

Plan Gas: refers to the regulation set forth by Resolution No. 391/2020 whereby Vista was allocated 0.86 MMm3/d volume over a total of 67.4 MMm3/d at an average annual price of 3.29 $/MMBtu for a four-year term as of January 1, 2021.

•	Q#: Q followed by 1, 2, 3 or 4 represents the corresponding quarter of a certain year.

•	q-o-q: Quarter on quarter.

•	UVA: Acquisitive value units.

•	y-o-y: Year on year.

DISCLAIMER

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com.

This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations.

This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited.

Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.

This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this document has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.

This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.

This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to future election results in Argentina and Mexico; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid-19 outbreak and its different variants; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine.

Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).

You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.

Other Information

Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information.

Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

INVESTORS CONTACT:

ir@vistaenergy.com

Phone in Argentina: +54.11.3754.8500

Phone in Mexico: +52.55.8647.0128